     As Filed with the Securities and Exchange Commission

                         on March 13, 1997

                                               File No. ________

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
=================================================================

                              FORM S-3
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
=================================================================
                         FRONTIER CORPORATION
     (Exact name of registrant as specified in its charter)
-----------------------------------------------------------------
              NEW YORK                        16-0613330
     (State or other jurisdiction of        (I.R.S. Employer
      incorporation or organization)      Identification Number)
-----------------------------------------------------------------
                     180 South Clinton Avenue
               Rochester, New York 14646, (716) 777-1000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
-----------------------------------------------------------------

                         MARTIN T. McCUE, ESQ.
          CORPORATE VICE PRESIDENT- PLANNING AND LEGAL SERVICES
                         FRONTIER CORPORATION
          180 SOUTH CLINTON AVENUE, ROCHESTER, NEW YORK 14646
                           (716) 777-8497

     (Name, address, including zip code, and telephone number,
          including area code, of agent for service)
=================================================================
Approximate date of commencement of proposed sale to the public:

  - From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                               ---

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                        ---
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       ---
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                       ---
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                         ---
                    CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------
                              Proposed   Proposed
                              Maximum    Maximum
Title of             Amount   Offering   Aggregate   Amount of
Securities Being     to be    Price Per  Offering   Registration
Registered         Registered Unit (1)   Price (1)     Fee
---------------------------------------------------------------
Common Stock
par value $1.00    110,526(1)  $21.5625  $2,383,217  $ 723.00
---------------------------------------------------------------

               CALCULATION OF REGISTRATION FEE

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low reported sale prices reported in the consolidated reporting system for the Common Stock on the New York Stock Exchange on March 10, 1997 in accordance with Rule 457(c).


-----------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

 EXHIBIT INDEX TO THIS REGISTRATION STATEMENT IS AT PAGE II-8.

-----------------------------------------------------------------
                    SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS DATED MARCH 13, 1997

          ------------------------------------------------

                         PROSPECTUS

                    FRONTIER CORPORATION

     180 South Clinton Avenue, Rochester, New York 14646
                         (716) 777-1000

               110,526 Shares of Common Stock

                     ($1.00 Par Value)
          -----------------------------------------------

The 110,526 shares of common stock, $1.00 par value (the "Common
Stock"), of Frontier Corporation ("Frontier") covered by this Prospectus are outstanding shares which are being offered by, and for the account of, a certain shareowner of Frontier (the

"Selling Shareowner"). The shares of Common Stock covered by this Prospectus were issued to the Selling Shareowner in connection with the acquisition on February 27, 1997 by Frontier of R. G. Data Incorporated ("RGD"). The Selling Shareowner has advised Frontier that he may sell, from time to time, part of the Common Stock covered by this Prospectus on the New York Stock Exchange ("NYSE") in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or negotiated prices. See "PLAN OF DISTRIBUTION". Frontier Common Stock is listed on the NYSE and traded under the symbol "FRO". On March 11, 1997, the closing share price for the Common Stock on the NYSE was $22.125.

     ---------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     ---------------------------------------------------------

No person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Frontier, or any Selling Shareowner. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock covered by this Prospectus, nor an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

          The date of this Prospectus is March 13, 1997.

-----------------------------------------------------------------
[ All In Red Ink ]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
-----------------------------------------------------------------

                    AVAILABLE INFORMATION

     Frontier is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Frontier may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional office of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these filings may also be obtained from the Commission at prescribed rates by writing to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy information and statements, and other information regarding registrants that file electronically with the Commission. The Web site address is http://www.sec.gov. The Company files electronically. Such reports, proxy statements and other information concerning Frontier may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Frontier has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus incorporates by reference certain documents or parts thereof, which are omitted in accordance with the rules and regulations of the Commission. Upon written or oral request, Frontier will provide without charge to any person to whom this Prospectus is delivered, including any beneficial owner, a copy of any and all information incorporated by reference herein (except exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). All such requests shall be directed to:
Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Frontier Corporation, 180 South Clinton Avenue, Rochester, New York 14646-0700, telephone number (716) 777-1000.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     As of any particular time, the following documents filed by Frontier with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The annual report of Frontier and its subsidiaries on Form 10-K for the fiscal year ended December 31, 1995, which contains financial statements for Frontier's latest fiscal year for which a Form 10-K was required to be filed, together with the Company's Current Reports on Form 8-K dated January 26, March 26, April 2, April 16, June 19, October 22, November 19 and December 17, 1996.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in (a) above.

     (c) Frontier's Proxy Statement, provided to shareowners on or about March 11, 1996, for the Annual Meeting of Stockholders, held on April 24, 1996.

     All documents filed by Frontier with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date hereof and prior to the termination of the offering of the shares described herein shall be deemed to be incorporated in this Prospectus by reference, as long as the offer is in process, from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent the statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                         THE COMPANY

     Frontier Corporation, a New York corporation and the issuer of the shares of Common Stock covered by this Prospectus, has its principal executive offices at 180 South Clinton Avenue, Rochester, New York 14646-0700. Its telephone number is (716)
777-1000.


                    SELLING SHAREOWNERS

     The following table sets forth the names of the Selling Shareowners, the number of shares of Common Stock beneficially owned by him as of March 13, 1997, the number of shares of Common Stock, all or a part of which will be offered by the Selling Shareowner, and the number of shares the Selling Shareowner will own beneficially if all of the shares offered hereby by such Selling Shareowner are sold as described herein. The Selling Shareowner was a shareowner of RGD for a period of at least three
(3) years prior to the date of this Prospectus. RGD is presently being operated as a subsidiary in the Frontier group of companies. As of the date of this Prospectus, the Selling Shareowner has no continuing business relationship with RGD. The Selling Shareowner is not an officer or director of Frontier, RGD or any other affiliate of Frontier.


                  Common Stock  Common       Common Stock
Name of           Beneficially  Stock        Beneficially
Selling           Owned as of   Offered      Owned if
Shareowner          3/13/97     Hereby       Offering Completed*
-----------------------------------------------------------------
Robert A. Giese     110,526      110,526          -0-

* Pursuant to an executed Securities Agreement, the Selling Shareholder has made representations that he will not sell, exchange, or otherwise dispose of all or part of the Common Stock he receives other than in compliance with such agreement.

                    PLAN OF DISTRIBUTION


     The 110,526 shares of Common Stock covered by this Prospectus are outstanding shares which are being offered by the Selling Shareowner who will be entitled to the proceeds of any sales made hereunder. None of the proceeds of this offering will be received by Frontier.

     The Selling Shareowner has advised Frontier that sales of the shares of Common Stock covered hereby will be made on the New York Stock Exchange or such other exchange on which the Common Stock may be listed, in the over-the-counter market or in private transactions. Sales through brokers may be made by any method of trading authorized by the NYSE or any other stock exchange on which such stock may be listed, including block trading in negotiated transactions.

     Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this Prospectus, either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. The Selling Shareowner has advised Frontier that he will not pay any consideration, other than usual and customary broker's commissions, in connection with sales of the Common Stock.

     In offering the shares of Common Stock covered by this Prospectus, the Selling Shareowner and any broker/dealers who execute sales for such stockholder, may be considered to be statutory "underwriters" within the meaning of the Securities Act, and any profits realized by the Selling Shareowner and the compensation of such broker/dealers may be deemed to be underwriting discounts and commissions.

     Sales of shares will be made at the market price prevailing at the time of each such sale. However, prices in negotiated or private transactions may vary considerably from the prevailing market price.

     The Selling Shareowner has advised Frontier that, during such time as such Selling Shareowner may be engaged in a distribution of Common Stock included herein, he will comply with Rules 10b-2, 10b-6 and 10b-7 promulgated under the 1934 Act, as amended, and pursuant thereto will, among other things: (i) not engage in any stabilization activity in connection with the securities of Frontier in contravention of such rules; (ii) cause to be furnished to each broker through whom the shares of Common Stock covered hereby may be offered or to the offeree if an offer is not made through a broker, such copies of the Prospectus and any amendment or supplement thereto and documents incorporated by reference therein as may be required by such broker or offeree; and (iii) not bid for or purchase any securities of Frontier or attempt to induce any person to purchase any Frontier securities except as permitted under the 1934 Act. The Selling Shareowner has also agreed to inform Frontier when the distribution of the shares held by him is completed.


                         INTEREST OF EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Price Waterhouse LLP, independent public accountants, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

     The validity of the Frontier Common Stock offered hereby by the Selling Shareowner has been passed upon for Frontier by Martin T. McCue, its Vice President-Legal Services. As of December 31, 1996, Martin T. McCue was also the beneficial owner of 11,884 shares of Frontier Common Stock, and has been granted 49,600 options for shares of Frontier Common Stock.

                              PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     Frontier will bear no expenses in connection with any sales or other distributions of the Common Stock other than the expenses of preparation and distribution of this registration statement and the Prospectus which forms a part hereof, as well as the broker's fees set forth above. Such expenses are estimated, and the Commission's fee is set forth, as follows:

          Registration fee  .....................  $   723.00
          Legal fees  ...........................  $ 1,000.00
          Accounting fees  ......................  $ 1,000.00
                                                   ----------
          Total Expenses                           $ 2,723.00
                                                   ==========

Item 15.  Indemnification of Directors and Officers.

     The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, Frontier may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of Frontier, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to Frontier. In a nonderivative action or threatened action, the BCL provides that Frontier may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of Frontier.

     Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

     The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of sections 721-725 of the BCL.

     Article II, Section 12, of Frontier's Bylaws contains provisions authorizing indemnification by Frontier of directors and officers against certain liabilities and expenses which they may incur as directors and officers of Frontier or of certain other entities.

     Section 726 of the BCL also contains provisions authorizing Frontier to obtain insurance on behalf of any such director and officer against liabilities, whether or not Frontier would have the power to indemnify against such liabilities. Frontier maintains Executive Liability and Defense coverage under which the directors and officers of Frontier are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 16.  List of Exhibits

Exhibit
Number
-------

5-1       - Opinion of Martin T. McCue re: legality

23-1      - Consent of Price Waterhouse LLP

23-2      - Consent of Ernst & Young LLP

23-3      - Consent of Martin T. McCue (Included in Exhibit 5)

24-1      - Powers of Attorney of Directors

24-2      - Certified Resolutions of Frontier authorizing
             execution by an officer by power of attorney


Item 17.  Required Undertakings
-------------------------------

Frontier hereby undertakes:

1. (a) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


     Provided however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs contained in periodic reports filed by Frontier pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Frontier certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, County of Monroe, State of New York, on the 13th day of March, 1997.

                                  FRONTIER CORPORATION

                                  By:  /s/ Louis L. Massaro
                                      -------------------------
                                       Louis L. Massaro
                                       Executive Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 13th day of March, 1997.

Signature                     Title

/s/ Ronald L. Bittner
----------------------------
Ronald L. Bittner             President and Chief Executive
                              Officer, Director
                              (Principal Executive Officer)

/s/ Louis L. Massaro          Executive Vice President
----------------------------  (Principal Financial and
Louis L. Massaro                Accounting Officer)

Patricia C. Barron       )
Ronald L. Bittner        )
Raul E. Cesan            )
Brenda E. Edgerton       )
Jairo A. Estrada         )    Directors
Michael E. Faherty       )
Daniel E. Gill           )
Alan C. Hasselwander     )
Robert Holland, Jr.      )
Douglas H. McCorkindale  )
Leo J. Thomas, Ph.D.     )
Richard J. Uhl           )



By:  /s/ Louis L. Massaro
     ------------------------
     Louis L. Massaro
     (Attorney-in-Fact)

                         EXHIBIT INDEX


EXHIBIT
NUMBER                                       METHOD OF FILING
--------------------------------------------------------------

5         Opinion of Martin T. McCue         Herewith
          re: legality

23-1      Consent of Price Waterhouse LLP    Herewith

23-2      Consent of Ernst & Young LLP       Herewith

23-3      Consent of Martin T. McCue         Included in Exhibit 5

24-1      Powers of Attorney of Directors    Herewith

24-2 Certified Resolutions of Frontier Herewith authorizing execution by an officer by power of attorney